Exhibit 10.1
STOCK PURCHASE AGREEMENT
between
SOUTHERN PLAINS ASSOCIATES II, LLC,
and
RURAL HOSPITAL ACQUISITION, L.L.C.
June 30, 2011

TABLE OF CONTENTS

PAGE
EXHIBITS

Exhibit A	Promissory Note for Purchase of Shares

Exhibit B	Guaranty Agreement (Buyers)

Exhibit C	Guaranty Agreement (Company)

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (“Agreement”) is made and entered into as of June 30, 2011, by and between Southern Plains Associates II, LLC, an Oklahoma limited liability company (“Buyer”), and Rural Hospital Acquisition, L.L.C., an Oklahoma limited liability company (“Seller”), with reference to the following facts:
RECITALS
A. Seller owns all of the issued and outstanding shares of capital stock (the “Shares”) of Southern Plains Medical Center, Inc., an Oklahoma professional corporation doing business as Southern Plains Medical Group (the “Company”). The Company presently owns and operates a multi-specialty medical clinic (the “Clinic”) in Chickasha, Oklahoma. The medical practice conducted at the Clinic is referred to herein as the “Practice.”
B. Concurrently with the execution of this Agreement, an Asset Purchase Agreement dated as of the date of this Agreement between Buyer and Company (the “Asset Purchase Agreement”) and a Real Estate Purchase Agreement dated as of the date of this Agreement between Buyer and Southern Plains Associates, L.L.C. (the “Real Estate Purchase Agreement”) will be executed.
C. Buyer desires to acquire, and Seller desires to transfer, all of the Shares of the Company on the terms and subject to the conditions herein contained.
AGREEMENTS
Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
PURCHASE AND SALE OF SHARES
1.1 Agreement to Purchase and Sell Shares. On the terms and subject to the conditions contained in this Agreement, at the Closing (as herein defined), Buyer shall purchase from Seller, and Seller shall sell to Buyer (the “Share Purchase”), the Shares free and clear of all options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal and first offer, mortgages, indentures, claims, transfer restrictions, liens, security interests and other encumbrances (collectively, “Claims”); together with all rights now and hereafter attaching or accruing thereto.

1.2 Purchase Price for the Shares. The consideration for the Share Purchase (the “Purchase Price”) shall be $1,855,000 [a sum that, when added to the purchase price of the medical records, equals $2,150,000]. At the Closing, Buyer shall pay the Purchase Price by the delivery to Seller of a promissory note in the amount of the Purchase Price and in the form of Exhibit A (the “Note”).
1.3 Manner of Delivery of Shares. At the Closing, Seller shall deliver to Buyer certificates evidencing the Shares (together with all rights then or thereafter attaching thereto) duly endorsed in blank, or accompanied by valid stock powers duly executed in blank, in proper form for transfer.
1.4 Closing and Effective Date. The parties shall conduct the closing of the transactions provided for herein (the “Closing”) at the offices of McAfee & Taft, 10th Floor, Two Leadership Square, 211 North Robinson, Oklahoma City, Oklahoma 73102, contemporaneously with the closings of the transactions contemplated by the Asset Purchase Agreement and the Real Estate Purchase Agreement, but no later than July 15, 2011 (the “Closing Date”). The effective date of all transactions contemplated by this Agreement, the Asset Purchase Agreement and the Real Estate Purchase Agreement shall be June 30, 2011 (the “Effective Date”). At or before the closing Seller and Buyer shall each take such actions and deliver the duly executed documents necessary or appropriate to close the sale as described in this Agreement. All documents shall be reasonably satisfactory to the legal counsel for the parties.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER
In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, Seller makes the following representations and warranties to Buyer:
2.1 Power and Authority; Due Authorization. Seller is a limited liability company duly organized and legally existing in good standing under the laws of the State of Oklahoma, with full power and authority to enter into this Agreement and to carry out the transactions and agreements contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions of Seller and Seller’s shareholder, and no further action is necessary to authorize such transactions or to make this Agreement and such other documents and agreements valid and binding upon Seller in accordance with their respective terms.
2.2 Binding Obligation; Noncontravention. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby will: (a) conflict with or violate any provision of the articles of organization, operating agreement, or other constituent document of Seller or agreement among Seller’s owners, or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Seller; or (b) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under, any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against Seller or the assets and properties of Seller, which conflict, violation, breach or default could have a material adverse effect upon (i) the Shares or Buyer’s rights thereto or (ii) the business, financial condition, prospects or results of operations of the Practice (a “Seller Material Adverse Effect”). Except as described in Section 4.12 of the Disclosure Schedule, no permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other government authority is required in connection with the execution and delivery of this Agreement by Seller and the consummation by them of the transactions contemplated hereby, the failure to obtain which could have a Seller Material Adverse Effect.
2.3 Investment Bankers’ and Brokers’ Fees. As a result of any act or failure to act by Seller or any of its officers, owners or other affiliates, no person or entity has, or as a result of the transactions contemplated hereby will have, any right, interest or claim against or upon Buyer or any of its affiliates for any commission, fee or other compensation as a finder, broker or in any similar capacity.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER
In order to induce Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer makes the following representations and warranties to Seller:
3.1 Power and Authority; Due Authorization. Buyer is a limited liability company duly organized and legally existing in good standing under the laws of the State of Oklahoma, with full power and authority to enter into this Agreement and to carry out the transactions and agreements contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly authorized by all necessary action of Buyer and its members, and no further action will be necessary to authorize such transactions or to make this Agreement and such other documents and agreements valid and binding upon Buyer in accordance with their respective terms.
3.2 Binding Obligation; Noncontravention. This Agreement has been duly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby will: (a) conflict with or violate any provision of the articles of organization or operating agreement of Buyer or of any law, ordinance, regulation or decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Buyer; or (b) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against Buyer, which conflict, violation, breach or default could have a material adverse effect upon the business, financial condition, prospects or results of operations of Buyer (a “Buyer Material Adverse Effect”). No permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other government authority is required in connection with the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby, the failure to obtain which could have a Buyer Material Adverse Effect.

3.3 Investment Bankers’ and Brokers’ Fees. As a result of any act or failure to act by Buyer or any of its affiliates or any of their respective officers or owners, no person, firm or corporation has, or as a result of the transactions contemplated hereby will have, any right, interest or valid claim upon Seller or any of Seller’s owners for any commission, fee or other compensation as a finder, broker or in any similar capacity.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY
In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, Seller makes the following additional representations and warranties to Buyer:
4.1 Incorporation of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. The Company has all necessary corporate power and authority to conduct its business as its business is now being conducted. The Company has no subsidiaries and does not own, directly or indirectly, any capital stock or other equity securities of any corporation, joint venture, partnership, limited liability company, association or other entity, or have any direct or indirect equity interest in any business. The Company does not conduct business in any states other than Oklahoma.
4.2 Capital Structure of the Company. The authorized capital stock of the Company consists of 500 shares of common stock, $100.00 par value, all of which are voting common stock. Currently, 500 shares are issued and outstanding. Other than the Shares, there are no shares of capital stock or other securities of the Company of any other class authorized, issued or outstanding. All of the Shares have been validly issued, are fully paid and non-assessable, and are owned beneficially and of record by Seller. Seller owns the Shares free and clear of all Claims. The Shares have not been issued in violation of, and are not subject to, any preemptive or subscription rights. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character related to the issued or unissued capital stock (including the Shares) or other securities of the Company. There are no voting trusts or voting agreements with respect to the Shares which affect any stockholder’s power to exercise full voting rights with respect thereto or to complete the transactions contemplated by this Agreement.
4.3 Corporate Records. True and complete copies of the certificate of incorporation and all amendments thereto, the Bylaws as currently in force, all stock records, and all corporate minute books and records of the Company, have been furnished for inspection by Buyer. Such records accurately reflect all share transactions, the current stock ownership of the Company and contain copies of all material resolutions of the directors and shareholders of the Company and are complete and accurate in all material respects. The Company’s books, accounts and records are, and have been, maintained in the Company’s usual, regular and ordinary manner, and all material transactions to which the Company is or has been a party are properly reflected therein.

4.4 Bank Accounts. Section 4.4 of the Disclosure Schedule contains a list showing:
(a) the name of each bank, safe deposit company or other financial institution in which the Company has an account, lock box or safe deposit box together with the account numbers;
(b) the names of all persons authorized to draw thereon or to have access thereto and the names of all persons and entities, if any, holding powers of attorney from the Company; and
(c) all instruments or agreements to which the Company is a party as an endorser, surety or guarantor, other than checks endorsed for collection or deposit in the ordinary course of business.
4.5 Taxes. The Company has properly filed on a timely basis all Returns (as herein defined) required to be filed with respect to Taxes (as herein defined) for any tax period covered in whole or in part by the period from May 1, 2008 through the Closing Date. All Taxes payable by the Company, reflected in such Returns, have been paid in full or are reserved for in full in the Financial Statements. Since May 1, 2008, the Company has withheld and paid all Taxes or other amounts required to have been withheld and paid in connection with amounts paid or owing to any employee or otherwise required by the applicable taxing authorities. There is no dispute or claim concerning any liability for Taxes of the Company claimed or raised by any taxing authority, and, except as described in Section 4.5 of the Disclosure Schedule, there is no pending or threatened or anticipated audits or other investigations in respect of Taxes of the Company. For purposes of this Agreement, “Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, capital withholding, payroll, estimated, employment, excise, severance, stamp, occupation, premium, property (including personal property), windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and “Returns” shall mean all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes. The Company has been a C corporation within the meaning of §§1361 and 1362 of the Internal Revenue Code of 1986, as amended (the “Code”) at all relevant times during its existence. There are no Oklahoma sales taxes imposed on a stock sale transaction such as the transaction contemplated herein.
4.6 Compliance with Laws and Instruments. Except as set forth in Section 4.6 to the Disclosure Schedule with respect to the Health Plans, the Retirement Plans and the Benefit Plans, as those terms are defined in Section 4.21, to the Knowledge of the Seller (as defined below), since May 1, 2008, (a) the business and operations of the Company have been and are being conducted in compliance with all applicable laws, rules, regulations and licensing requirements of all authorities, including without limitation (i) all applicable rules, regulations and licensing requirements under federal and Oklahoma law, the violation of which, individually or in the aggregate, could adversely affect in any material way the financial condition or operation of the Company and (ii) the federal anti-kickback laws (42 U.S.C. §§ 1320a-7a and -7b) and Stark law (42 U.S.C. § 1395nn) and equivalent Oklahoma laws (the items described in Section 4.6 to the Disclosure Schedule are hereinafter collectively referred to as the “Claims for Benefits”); (c) except with respect to the Claims for Benefits, to the Knowledge of Seller, no facts have arisen that might form the basis for a claim that any such violation exists; and (d) the Company is authorized to receive (and has received) payments for procedures covered by CHAMPUS program and, except for normal Oklahoma Department of State Health Services inspections (as to which there is no outstanding uncured deficiency), neither TRICARE nor state agency has conducted or has given the Company any notice that it intends to conduct any audit or other review of the Company’s participation in the Medicare, Medicaid and CHAMPUS programs, and no such audit or review would result in any material liability by the Company for any reimbursement, penalty or interest with respect to payments received by the Company thereunder. For purposes hereof, the phrase “to the Knowledge of the Seller” shall mean to the actual knowledge, without independent investigations, of Steven Browning.
4.7 Financial Statements of Seller. Attached to Section 4.7 of the Disclosure Schedule are copies of the following financial statements of the Company: (a) unaudited statements of operations and balance sheets as of and for the years ended December 31, 2009 and 2010; (b) unaudited statement of operations for the four month period ended on April 30, 2011 (the “Income Statement Date”); and (c) unaudited balance sheet (the “April Balance Sheet”) as of the Income Statement Date. Such financial statements have been prepared on a modified cash basis and, otherwise, are in accordance with generally accepted accounting principles consistently applied (except that such financial statements are not audited, do not include footnote disclosures and are subject to normal year end adjustments). The Balance Sheet presents fairly the financial condition of the Company on an accrual basis as of the Income Statement Date, and the January Balance Sheet fairly presents the financial condition of the Company as of January 31, 2011.
4.8 Liabilities of Seller. Except for liabilities incurred in the ordinary course of business since the Income Statement Date, the Company has no liabilities, duties or obligations of any kind, character or description, whether accrued, absolute, contingent or otherwise that are not reflected on the Balance Sheet.
4.9 Clinic Assets. No person or entity other than Seller has any option or right of first refusal to purchase, occupy, lease or rent any asset owned by the Company and used or useful in connection with the operation of the Practice (the “Clinic Assets”), other than pursuant to the Asset Purchase Agreement and the Real Estate Purchase Agreement.
4.10 Good Title to and Condition of the Clinic Assets. The Company has good title to all of the Clinic Assets free and clear of all liens, mortgages, pledges, security interests, encumbrances or charges of every kind, nature and description whatsoever, except those set forth in Section 4.10 of the Disclosure Schedule (all of which, except for the lien(s) to be released at or prior to the Closing as specifically listed in Section 4.10 of the Disclosure Schedule), are referred to herein as the “Permitted Liens”). The Clinic Assets constitute, in the aggregate, all of the property necessary for the conduct of the Practice in the manner and at the utilization levels at which the Practice is currently being conducted. The fixed assets are adequate for the Company’s current normal utilization levels and all fixed assets are free of defects and are in good operating condition and repair. The imaging equipment that is included in the fixed assets is and at all times has been covered by servicing agreements with the respective manufacturers of such equipment. The inventory consists of items of a quality and quantity usable in the normal course of the operation of the Practice at values in the aggregate at least equal to the values at which such items are carried on the Balance Sheet. Except as set forth in Section 4.10 of the Disclosure Schedule, upon consummation of the transactions contemplated by this Agreement, the Company will continue to have valid title to the Clinic Assets, free and clear of liens, encumbrances, claims and restrictions of every kind other than the Permitted Liens.
4.11 Billing Practices. The billing practices of the Company are in compliance with all federal and state laws (including all workers’ compensation and insurance laws and regulations) and, where applicable, all contracts with insurance companies, health maintenance organizations and other third party payors.
4.12 Licenses and Permits of Seller. Section 4.12 of the Disclosure Schedule lists every license or other governmental or official approval, permit or authorization applied for, issued or given to the Company. The Company possesses all licenses and other required governmental or official approvals, permits or authorizations for the operation of the Practice, the failure to possess which would have a Seller Material Adverse Effect, including without limitation (a) all licensure required to operate the Practice as a medical clinic that includes medical imaging in the State of Oklahoma and (b) all the conditions required for participation in the Medicare, Medicaid and CHAMPUS programs. All such licenses, approvals, permits and authorizations are in full force and effect; Seller is in compliance with their requirements, except to the extent that any noncompliance would not have a Seller Material Adverse Effect; and no proceeding is pending or threatened to revoke or amend any of them. Except as set forth in Section 4.12 of the Disclosure Schedule, no governmental consent, review or other process is required in connection with the transfer of the Shares provided for herein or in order for the Company to continue its Practice following the consummation of the transactions contemplated hereby.
4.13 Proprietary Rights of the Company. The Company owns or legally possesses all right, title and interest in and to all of the Proprietary Rights and: (a) there have been no claims made against the Company for the assertion of the invalidity, abuse, misuse or enforceability of any such Proprietary Rights and there are no grounds for the same; (b) the Company has not received a notice of conflict with the asserted rights of others; and (c) the conduct of the Practice has not infringed any such rights of others.
4.14 The Company’s Relationships with its Managed Care Customers. Seller does not know of any written or oral communication, fact, event or action which exists or has occurred within one year prior to the date of this Agreement which would tend to indicate that any current party with whom the Company has a managed care contract, and which accounted for over 1% of the total net revenues of the Company for the year ended December 31, 2010 or the four month period ended on April 30, 2010, will terminate its business relationship with the Company or substantially reduce its utilization of the Practice.

4.15 Material Contracts, Business Relationships, Employees and Insurance.
4.15.1 Attached to Section 4.15 of the Disclosure Schedule is a true and complete list of the following (collectively, the “Material Contracts”): (a) each lien, security agreement or similar document or instrument to which the Company is a party or by which any of its assets is bound; (b) all managed care contracts, equipment leases, sales agency agreements, contracts with municipalities and labor organizations, leases, supply contracts, manufacturer warranties, service agreements, employment and consulting contracts and equipment purchase agreements to which the Company is a party; and (c) any other agreement, contract, lease or commitment to which Company is a party or by which it is bound. No contract, equipment lease or instrument will be considered a Material Contract if it is involves a financial commitment for the remaining non-cancelable term of $10,000 or less; provided, however, that any contract with any physician or other party that refers patients to the Practice, or with Seller or any of Seller’s owners or any family member or affiliate of Seller or any of Seller’s owners, as applicable, shall be considered a Material Contract for purposes of this Section 4.15.1. Seller has previously delivered true and complete copies of the Material Contracts to Buyer. The Company has complied with all of its obligations under all the Material Contracts, and no event has occurred or set of facts exists which constitutes a default by the Company, or which with the passage of time or the giving of notice or both would constitute a material default by Seller as to any Material Contract, or which would permit the other party to a Material Contract to terminate such agreement or prevent the Company from receiving the benefits thereunder. Where applicable, to Seller’s knowledge, Section 4.15.2 of the Disclosure Schedule accurately describe the relationship of each party to the contracts, leases and instruments listed therein to the Company, Seller, and Seller’s owners or any of their respective family members or affiliates. Except as set forth on Section 4.10 of the Disclosure Schedule, the Shares may be assigned and transferred to Buyer pursuant to this Agreement without the necessity of any consents or waivers from any party to a Material Contract and without violation of or default thereunder.
4.15.2 Except as set forth on Section 4.15.2 to the Disclosure Schedule, to Seller’s knowledge, neither Seller nor any of Seller’s owners nor any Affiliate (as hereinafter defined) of Seller or any of Seller’s owners has any direct or indirect interest in any customer or supplier of the Company, in any person from whom or to whom the Company leases any property or in any other person with whom the Company is doing business. The Company is not bound by any noncompetition covenant or other agreement that restricts the Company from carrying on its business anywhere in the world. As used in this Agreement, the term “Affiliate” means, with respect to a specified person, any other person which directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.
4.15.3 All current physicians and staff providing services to the Company are employees and consultants of the Company. Section 4.15.3 of the Disclosure Schedule sets forth a true and complete list of all such employees and consultants and their current compensation arrangements. Except as expressly described in Section 4.15.3 of the Disclosure Schedule, there are no accrued but unpaid bonuses or other deferred compensation arrangements with any employees or consultants. Seller has previously furnished Buyer with a true and complete copy (or a written description, if oral) of each such agreement, contract or commitment that is listed in Section 4.15.3 of the Disclosure Schedule. There has not been any default in any obligation to be performed by the Company under any such agreement or commitment. Except as expressly described in Section 4.15.3 of the Disclosure Schedule, there are no accrued but unpaid bonuses, benefits, claims, or other deferred compensation arrangements with any employees or consultants. The Company shall not have as of the Closing Date any accrued benefits for any individual employee for paid time off in excess of 80 hours.

4.15.4 The Company has insurance policies covering general liability, property damage and medical malpractice for all acts and occurrences prior to the Effective Date. Such general liability and medical malpractice insurance coverage has coverage limits of at least $1,000,000 per occurrence and $3,000,000 in the aggregate and is on a claims-made basis. All such insurance policies are now and through the Closing will be in full force and effect with no premium arrearages. The Company is not in default with respect to any provision contained in any such policy and has not failed to give any notice or present any claim required by the terms of any such policy in a due and timely fashion. Section 4.15.4 of the Disclosure Schedule contains a true and correct list of all insurance policies which are owned by the Company or which name the Company as an insured and which pertain to the Company’s assets, the Company’s business or the employees of the Company. Since May 1, 2008, no application for insurance with respect to any of the business has been denied for any reason.
4.16 Litigation Involving Seller. Except as set forth in Section 4.16 of the Disclosure Schedule, there are no actions, suits, claims, governmental investigations, arbitrations or other legal, administrative or governmental proceedings pending or threatened against or affecting or relating to the Company and, to the Knowledge of Seller, there is no basis for any of the foregoing. There are no outstanding judgments, orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding to which the Company is or was a party. Section 4.16 of the Disclosure Schedule contains a complete and accurate description of the status of any matter covered thereby, and the Company carries insurance that will adequately cover all costs, expenses and damages of each of the matters described therein.
4.17 No Material Adverse Change. Since the Income Statement Date, there has not been (a) any material adverse change in the properties or financial condition of the Company or (b) to Seller’s knowledge, any threatened or prospective event or condition of any character whatsoever which could have a Seller Material Adverse Effect.
4.18 Absence of Certain Acts or Events. Except as approved in writing by Buyer, since the Income Statement Date, the Company has not: (a) increased the rate of compensation (including salaries and benefits) of any of its employees (other than previously scheduled bonuses and annual increases in accordance with the Company’s past practices); (b) sold, leased, transferred, assigned, conveyed or otherwise removed any of its assets used in the Practice other than in the ordinary course of business; (c) made or obligated itself to make capital expenditures relating to the Practice where the unpaid balance as of the Effective Date will be more than $10,000; (d) incurred any material obligations or liabilities (including any indebtedness) or entered into any material transaction relating to the Practice, except for this Agreement and the transactions contemplated hereby; (e) suffered any theft, damage, destruction or casualty loss relating to the Practice in excess of $10,000; (f) entered into any transaction except in the ordinary course of business; (g) cancelled any debt or claim or waived any right of substantial value (except as provided for in this Agreement); or (h) entered into any material amendments to existing Material Contracts or any new Material Contracts, other than in the ordinary course of the operation of the Practice.

4.19 Environmental Matters. The Company is in compliance with all federal, state and local environmental laws, rules, regulations, standards and requirements, including without limitation those respecting the generation, handling, storage and disposition of hazardous or biomedical materials and/or waste, including without limitation the Medical Waste Tracking Act of 1988, 42 U.S.C. § 6992, et seq., and the National Institute for Occupational Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119 of the U.S. Department of Health and Human Services. Since May 1, 2008, the Company has not received any written communication, whether from a governmental authority, citizen’s group, employee or otherwise, that alleges that the Company is not in full compliance with all environmental laws, rules, regulations, standards and requirements.
4.20 Labor Relations of Seller. The Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union and is not currently negotiating with a labor union, and there has been no effort by any labor union to organize any employees of the Business into one or more collective bargaining units. There is not pending or, to Seller’s knowledge, threatened any labor dispute, strike or work stoppage which affects or which may affect the Practice. No Company employee has ever petitioned for a representation election. Neither the Company nor any agent, representative or employee of the Company has since May 1, 2008 committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is not now pending or, to Seller’s knowledge, threatened any charge or complaint against the Company by or with the National Labor Relations Board or any representative thereof. Additionally, since May 1, 2008, the Company has not received any notice that any employee of the Company has filed with any governmental authority any claim or report asserting sexual harassment; age, racial or disability discrimination; or any violation of OSHA or similar state laws (other than those claims or reports that have been resolved and/or settled in full), and there has been no strike, walkout or work stoppage involving any of the employees of the Company.
4.21 Employee Benefit Plans; ERISA; and Legal Compliance.
4.21.1 Except for the pension and/or retirement plans described on Section 4.21(a) of the Disclosure Schedule (the “Retirement Plans”), the Company does not now maintain or participate in and has since May 1, 2008, not maintained or participated in any pension, profit sharing or retirement plan, nor does the Company otherwise participate in, nor has the Company ever otherwise participated in, any multi-employer pension or retirement plan. Likewise, except for the health and welfare plans described on Section 4.21(b) (the “Health Plans”), the Company does not now maintain or participate in and has never maintained or participated in any health or welfare plans. Further, Section 4.21(c) sets forth a true and complete list of each policy, contract, arrangement or agreement (including employment agreements, change of control agreements, severance agreements, deferred compensation, incentive compensation, and bonus arrangement of any type (including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended “(“ERISA”))”, maintained by the Seller, Company, or any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed to be a “single employer,” within the meaning of Section 4001(b)(1) of ERISA, or with respect to which the Seller has or may have a liability, or which is maintained for the benefit of current or former employers of the Company (collectively, the “Benefit Plans”).

4.21.2 Buyer will not incur any obligation or liability under or relating to the Retirement Plans, Health Plans, or Benefit Plans as a result of the transactions contemplated by this Agreement, or otherwise, and Seller agrees to indemnify Buyer from all actions, claims, penalties, fines, contributions, or similar payments required by law, regulatory authority, or court proceeding to ensure that such plans are legally compliant and administered in accordance with applicable laws and regulations. No event has occurred and no condition exists that would subject the Company either directly or by reason of their affiliate with any member of the “Controlled Group” to liability. Seller represents that there are no known prohibited transactions currently or since May 1, 2008, no known fiduciary breaches currently or since May 1, 2008, and no known reporting and disclosure violations since May 1, 2008. Other than the Claims for Benefits, there are no pending or anticipated material claims against or otherwise involving the Retirement Plans, Health Plans, or Benefit Plans.
4.21.3 The terms of the Retirement Plans are, and since May 1, 2008 such plans have been administered, in compliance with the requirements of the Employer Retirement Income Security Act of 1974, as amended (“ERISA”) and (where applicable) the Internal Revenue Code of 1986, as amended (“Code”), including, but not limited to, receipt of a favorable determination letter from the Internal Revenue Service (the “Service”), as applicable, all reporting and disclosure requirements, all nondiscrimination requirements, and the timely completion of all annual filings such as Form 5500. To the extent any employee benefit programs (including retirement, health, welfare, other insurance, and similar plans) maintained by the Company for its employees are subject to ERISA, the Code, and the Health Insurance Portability Act of 1996, as amended (“HIPAA”), such programs have since May 1, 2008 been maintained in compliance with ERISA, the Code, and HIPAA.
4.21.4 Seller acknowledges that the Buyer does not assume sponsorship of any benefit plans in which the Company has been participating in currently or during the last seven years, except for the Retirement Plans listed on Section 4.21(a) of the Disclosure Schedule. Further, the Company has ceased participation in all benefit programs of the Seller. Only common-law employees were eligible for the Retirement Plans, Health Plans, and Benefit Plans — no leased employees, no independent contractors, and no board members that are not also common-law employees were eligible to participate in such plans.
4.21.5 Except as set forth on Section 4.21.5 of the Disclosure Schedule, no audit by the Department of Labor or the Service is threatened, ongoing, or closed within the last three years. No excise penalty taxes are outstanding for the Company or for the Seller.
4.22 Accuracy of Information Furnished by Seller. No representation, statement or information made or furnished by Seller to Buyer, including those contained in this Agreement and the various Schedules attached hereto and the other information and statements referred to herein and previously furnished by Seller to Buyer pursuant hereto, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact that is necessary to make the representations, statements or information made or furnished by Seller not misleading.

ARTICLE V
ADDITIONAL COVENANTS OF SELLER
5.1 Efforts to Satisfy Closing Conditions. Seller will use commercially reasonable efforts to cause to be satisfied, as soon as practicable and prior to the Closing Date, all of the conditions set forth in Articles VII and VIII to the obligations of Buyer and Seller to complete the sale of the Shares pursuant to this Agreement.
5.2 Conduct of the Practice Pending the Closing. From and after the execution and delivery of this Agreement and until the Closing Date, except as provided herein or with the prior written consent of Buyer, Seller will cause the Company to conduct the Practice in the ordinary course of business, to maintain all of the Clinic Assets in customary repair, order and condition, reasonable wear and tear excepted, and to maintain service agreements and insurance of such types and in such amounts upon all of the Clinic Assets as are in effect on the date of this Agreement.
5.3 Due Diligence. From the date hereof until Closing or the termination of this Agreement as set forth in Section 11.3, Seller shall cause the Company to permit Buyer to conduct physical inspections at the Clinic at such time or times as will not unreasonably interfere with customary delivery of care to patients.
5.4 Notice of Material Developments. Seller will give prompt written notice to Buyer of any material development affecting the Company, including without limitation any development which results in the inaccuracy of any of the representations and warranties of Seller made herein.
5.5 No Disclosure. Without the prior written consent of Buyer, Seller will not, prior to the Closing Date, disclose the existence of any term or condition of this Agreement to any person or entity, except that such disclosure may be made (a) to any of Seller’s owners or to any person in a business relationship with Seller or Seller’s owners to whom such disclosure is necessary in order to satisfy any of the conditions to the consummation of the transactions provided for in this Agreement (including Seller’s legal and financial advisors), and (b) to the extent Seller believes in good faith that such disclosure is required by law (in which case Seller will consult with Buyer prior to making such disclosure).
5.6 No-Shop Clause. From and after the date of the execution and delivery of this Agreement by Seller until the earlier of Closing or the termination of this Agreement, Seller will not, without the prior written consent of Buyer (which may be withheld at Buyer’s sole discretion), directly or indirectly (a) offer for sale any of the Shares or any ownership interest in the Company’s assets, (b) solicit offers to buy any Shares or any of the Company’s assets, (c) hold discussions with any party (other than Buyer or its affiliate) looking toward such an offer or solicitation or looking toward a merger or consolidation of the Company or (d) enter into any letter of intent or agreement with any party (other than Buyer or its affiliate) with respect to the sale or other disposition of any of the Shares or any assets of the Company or with respect to any merger, consolidation or similar transaction involving Seller.

5.7 Contribution to Capital. On or prior to the Closing Date, First Physicians Capital Group, Inc. shall cause the following liabilities appearing on the Company’s Balance Sheet to be contributed to the capital of Seller, and Seller shall contribute such liabilities to the capital of the Company: (i) Intercompany AR/AP in the amount of ($569,719), together with any accrued and unpaid additional principal or interest, and (ii) Note Receivable Discount in the amount of ($281,568) (collectively, the “Excluded Liabilities”).
ARTICLE VI
ADDITIONAL COVENANTS OF BUYER
6.1 Efforts to Satisfy Closing Conditions. Buyer will use commercially reasonable efforts to cause to be satisfied, as soon as practicable and prior to the Closing Date, all of the conditions in this Agreement to the obligations of Seller and Buyer to complete the sale of the Shares pursuant to this Agreement, including without limitation assisting Seller in obtaining the consents required by Section 7.2.
6.2 No Disclosure. Without the prior written consent of Seller, Buyer will not, prior to the Closing Date, disclose the existence of any term or condition of this Agreement to any person or entity except that such disclosure may be made (a) to Buyer’s owners and prospective owners, (b) to any person in a business relationship with Buyer or Buyer’s owners to whom such disclosure is necessary in order to satisfy any of the conditions to the consummation of the purchase of the Purchased Assets which are set forth in this Agreement (including Buyer’s legal and financial advisors) and (c) to the extent Buyer believes in good faith that such disclosure is required by law (in which case Buyer will consult with Seller prior to making such disclosure).
ARTICLE VII
CONDITIONS TO THE OBLIGATION OF BUYER
The obligation of Buyer to purchase the Shares shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:
7.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date. Seller shall have performed and complied with in all material respects all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller, certifying (a) that such representations and warranties are true and correct in all material respects and that all such obligations have been performed and complied with in all material respects and (b) the necessary consent of Seller’s owners approving this Agreement and the transactions contemplated hereby has been obtained. Seller shall also provide Buyer with any other evidence reasonably requested by Buyer with respect to the authorization of this Agreement and the transactions contemplated hereby by Seller.

7.2 Receipt of Necessary Consents and Governmental Permits. All necessary consents, authorizations or approvals of third parties to each of the transactions contemplated hereby shall have been obtained and shown by written evidence reasonably satisfactory to Buyer.
7.3 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Shares to Buyer or any other transaction contemplated hereby, or which might affect the right of Buyer to own the Shares and which, in the reasonable judgment of Buyer, makes it inadvisable to proceed with the purchase of the Shares.
7.4 Consummation of the Purchase of Other Assets. Buyer shall consummate the transactions contemplated by (i) the Real Estate Purchase Agreement and (ii) the Asset Purchase Agreement.
7.5 Professional Services Agreement. The Company shall enter into a professional services agreement, in form and substance satisfactory to Buyer, with a newly formed entity that shall employ each of the physicians currently employed by the Company and performing services at the Clinic (“Newco”), pursuant to which Newco shall cause its employed physicians to render professional services on behalf of the Company’s Practice.
7.6 Management Services Agreement. Buyer and the Company shall enter into a management services agreement, in form and substance satisfactory to Buyer, pursuant to which Buyer shall agree to provide comprehensive management services on the Company’s behalf.
7.7 Credit Facility. Buyer shall have arranged for the consummation of a new credit facility for the Company.
7.8 Adjustments to Balance Sheet. Seller shall have delivered evidence that the Excluded Liabilities have been contributed to the capital of the Company.
7.9 Material Changes. Since the Income Statement Date, there shall have been no material adverse change in the business, assets or financial condition of the Company.
7.10 Company Deliveries. The Company shall have delivered to the Buyer the following:
7.10.1 Resignations of such officers and/or directors of the Company as Buyer may designate at least five days prior to Closing, effective as of the Closing Date, except as the Buyer shall direct to the contrary.
7.10.2 In each Retirement Plan, Health Plan or Benefit Plan that has been terminated, Seller shall provide copies of any actions taken related to such plan termination, including but not limited to amendments, board resolutions, participant communications, and the IRS determination letter upon termination and a schedule of any unpaid benefits due as a result of such plan termination, including where the assets continue to be held in trust for such accrued assets and liabilities.

7.10.3 Resignations of the signatories of the bank and other depository accounts and safe deposit boxes of the Company, except as the Buyer shall direct to the contrary.
7.10.4 Possession of all passbooks, keys and other data of the Company, or articles required for access thereto and the combinations for all safes, vaults and other places of safekeeping or storage of the Company.
7.10.5 Possession of the complete books and records relating to the business of the Company.
7.10.6 A certificate from the President or Secretary of the Company, in a form reasonably satisfactory to the Buyer, setting forth the resolutions of the Board of Directors of the Company authorizing all agreements, documents and instruments to be executed in connection herewith.
7.11 Legal Matters. All actions, proceedings, instruments and documents required or incidental to carrying out this Agreement and all other related legal matters shall have been approved by counsel for Buyer, which approval shall not be unreasonably withheld.
ARTICLE VIII
CONDITIONS TO OBLIGATION OF SELLER
The obligation of Seller to sell the Shares shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:
8.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date. Buyer shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with in all material respects at or prior to the Closing Date. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, certifying that such representations and warranties are true and correct and that all such obligations have been performed and complied with and that Buyer is duly authorized to enter into this Agreement and the transactions contemplated thereby.
8.2 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Shares to Buyer or any other transaction contemplated hereby, and which, in the judgment of Seller, makes it inadvisable to proceed with the transactions contemplated hereby.
8.3 Legal Matters. All actions, proceedings, instruments and documents required or incidental to carrying out this Agreement and all other related legal matters shall have been approved by counsel for Seller, which approval shall not be unreasonably withheld.

8.4 Consummation of the Sale of Other Assets. The transactions contemplated by (i) the Real Estate Purchase Agreement and (ii) the Asset Purchase Agreement shall be consummated.
8.5 Promissory Note for the Purchase of Shares. The Buyer shall have executed and delivered the Promissory Note in favor of Seller for the purchase of the Shares, substantially in the form attached as Exhibit A.
8.6 Note for Purchased Assets. The Company shall have assigned its rights under the note payable to be delivered in connection with the Asset Purchase Agreement to Seller.
8.7 Guaranty Agreements. Each of the members of Buyer (other than Foxborough Capital Company, LLC) shall have executed and delivered to Seller a Guaranty Agreement substantially in the form attached as Exhibit B and the Company shall have delivered to Seller a Guaranty Agreement substantially in the form attached as Exhibit C.
ARTICLE IX
POST-CLOSING COVENANTS
9.1 Execution of Further Documents. From and after the Closing, upon the reasonable request of Buyer, Seller shall perform such further acts and execute, acknowledge and deliver all such further assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required to convey and transfer to and vest in Buyer all right, title and interest in the Shares, and as may be appropriate otherwise to carry out the transactions contemplated by this Agreement.
9.2 Restrictive Covenants.
9.2.1 In order to assure that Buyer will realize the value and goodwill inherent in the Shares, Seller and Guarantor (collectively, the “Covenantors” and, individually, as a “Covenantor”), hereby agrees with Buyer that none of them shall:
(a) directly or indirectly, for a period of five years following the Closing Date (the “Restricted Period”), engage anywhere within Grady County, Oklahoma or any county contiguous thereto (collectively, the “Restricted Area”), in the development, management or ownership, direct or indirect, of a medical practice or imaging facilities or in any other business that would be competitive with the Practice, or acquire or retain any financial interest in any business or entity which is engaged in any such competitive activity in the Restricted Area; provided, however, that this Section 9.2.1 does not prohibit any Covenantor from (a) owning an interest in Physicians Hospital in Anadarko, Oklahoma, (b) owning shares of a publicly held corporation purchased through a broker on an established stock exchange or the Nasdaq stock market at an original cost of not more than $50,000 or shares of a publicly held mutual fund or (c) owning an interest in a competing facility that is a licensed hospital (but not including any competing facility that provides imaging services to a licensed hospital “under arrangements”); or

(b) during the Restricted Period, (a) influence or attempt to influence, either directly or indirectly, any physician, supplier, health care facility, preferred provider organization, health maintenance organization or other third party payor not to continue such person’s or entity’s relationship with the Company, Newco or Buyer or its affiliates or (b) solicit (other than solicitations in the form of general employment advertisements placed in newspapers or other publications of general circulation), induce or attempt to induce any employee, independent contractor, consultant, physician or any other person associated with the Company, Newco or Buyer or any of its affiliates to leave the employment of, or to otherwise discontinue his, her or its association with, the Company, Newco or Buyer or such affiliate.
(c) The Covenantors acknowledge that the rights and privileges granted to Buyer herein are of special and unique character, which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach by any Covenantor of Section 9.2.1 will cause Buyer great and irreparable injury and damage. Accordingly, the Covenantors hereby agree that Buyer shall be entitled to remedies of injunction, specific performance or other equitable relief to prevent a breach of Section 9.2.1. This provision shall not be construed as a waiver of any other rights or remedies which Buyer may have for damages or otherwise.
(d) In addition, if any Covenantor violates the non-competition covenant set forth in Section 9.2.1, Buyer shall have the right to offset its damages against payments owing under the Note.
(e) Buyer may, in its sole discretion, waive any or all of the provisions of this Section 9.2, in whole or in part, as to any Covenantor. Any such waiver must be in writing and specifically refer to this Section 9.2.
(f) If any provision of this Section 9.2, as applied to any party or to any circumstances, is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other provision of this Section 9.2 or any other part of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination will have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form such provision will then be enforceable and will be enforced. Upon breach of any provision of this Section 9.2, Buyer will be entitled to injunctive relief, since the remedy at law would be inadequate and insufficient. In addition, Buyer will be entitled to such damages as it can show it has sustained by reason of such breach.
9.3 Record Retention. For a period of three years after the Closing, at reasonable times and with reasonable notice, Buyer shall permit Seller (a) to have access to the Company’s records for purposes of preparing Seller’s tax returns or defending Seller in any judicial or administrative actions and (b) to make copies of such records at Seller’s cost and expense (subject to any legal restrictions); provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of Buyer’s or the Company’s business. Buyer shall maintain the records in accordance with all applicable laws and regulations and in accordance with its internal record retention policy.

9.4 Tax Matters.
9.4.1 Seller shall, at its expense, prepare or cause to be prepared and file or cause to be filed all tax returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Seller shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing.
9.4.2 Buyer, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer shall give Seller written notice of any impending audit by the Internal Revenue Service or any state taxing authorities (“Audit”) with respect to tax years prior to the Closing Date. Upon receipt of such notice, Seller shall have the option to intervene and respond to the Audit. If required as a result of the Audit, Buyer shall file an amended tax return for periods prior to the Closing Date at the expense of Seller as directed by Seller. The Company and Buyer shall take possession of all books and records of the Company following the Closing Date. The Company and Buyer agree (A) to retain all books and records with respect to tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date for a period of six years after the Closing Date or until expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Seller so request, the Company shall allow Seller to take possession of such books and records.
9.4.3 Neither the Company, Buyer nor any of their successors or assigns will amend any tax returns applicable to periods prior to the Closing Date or take any position, make any election or adopt any method inconsistent with the positions taken, elections made or methods used which would have an adverse effect on Seller unless such amendment, election or adoption is required by a law enacted after the Closing Date with retroactive effect (i) that requires the Company to retroactively make such amendment, election or adoption, and (ii) there are no other reasonable options or alternatives available which would lessen the adverse effect on Seller, after consulting with Seller.
9.4.4 Seller shall be liable for and shall pay and shall indemnify Buyer against all taxes imposed on the Company for any taxable year or period ended on or prior to the Closing Date; provided, however, Seller shall not be liable for or pay and shall not indemnify any Buyer for any taxes up to the amount of such taxes that are accrued on the Financial Statements (if any).
9.4.5 Buyer shall be liable for and shall pay all Taxes imposed on or through the Company for any taxable years or periods beginning after the Closing Date.

9.4.6 Neither party shall take any action inconsistent with the characterization of the transactions contemplated by this Agreement as a stock purchase for United States federal income tax purposes under the Code on the sale of the Shares.
ARTICLE X
INDEMNIFICATION
10.1 General. From and after the Closing, the parties shall indemnify each other as provided in this Article X. The indemnification provided by this article shall be the sole remedy for a breach of any representations, warranties or covenants in this Agreement. As used in this Agreement, the term “Damages” shall mean all liabilities, demands, claims, actions or causes of action, regulatory, or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses, sustained or incurred in connection with the defense or investigation of any such claim and shall exclude consequential damages.
10.2 Indemnification Obligations of Seller and Guarantor. Seller and Guarantor shall, jointly and severally, defend, indemnify, save and keep harmless the Buyer and its managers, members, employees, agents and lenders, and their respective heirs, successors and permitted assigns of each of the foregoing (each, a “Buyer Indemnitee” and, collectively, the “Buyer Indemnitees”), harmless against and from all Damages sustained or incurred by any Buyer Indemnitee as a result of or arising out of or by virtue of:
10.2.1 any inaccuracy in or breach of any representation and warranty made by Seller in this Agreement or in any closing document delivered to Buyer in connection with this Agreement;
10.2.2 any liability not specifically included in the Balance Sheet;
10.2.3 any obligations incurred in connection with Seller’s employment or termination of employment of employees who performed services as the Company prior to the Closing, including Claims for Benefits and liabilities for any premium contributions for Health Plans; and
10.2.4 any breach by Seller of, or failure by Seller to comply with, any of his covenants or obligations under this Agreement (including its obligations under this Article X).
10.3 Buyer’s Indemnification Covenants. Buyer shall defend, indemnify, save and keep harmless Seller and its successors and permitted assigns (each, a “Shareholders Indemnitee” and, collectively, the “Shareholders Indemnitees”), forever harmless against and from all Damages sustained or incurred by any Shareholders Indemnitee, as a result of or arising out of or by virtue of:
10.3.1 any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement or in any closing document delivered to the Seller in connection with this Agreement; or

10.3.2 any breach by Buyer of, or failure by Buyer to comply with, any of its respective covenants or obligations under this Agreement (including their obligations under this Article X).
10.4 Survival of Representations and Warranties. The representations and warranties of each party contained in this Agreement or in any other document or instrument delivered pursuant hereto shall be deemed to be continuing and shall survive the Closing and any investigations heretofore or hereafter made by any party or its Representatives until the second anniversary of the Closing Date (except to the extent that written notice of a claim has been provided prior thereto describing in reasonable detail the basis for such claim, in which event the applicable representation and warranty shall survive until the claim is resolved); provided, however, that notwithstanding the foregoing, any representations and warranties contained in Sections 4.1, 4.2, 4.5, and 4.21, and any claims for Damages based upon any fraudulent acts or statements, shall survive for the period of the applicable statute of limitations.
10.5 Limitations on Indemnification Obligations. The obligation of the Sellers to indemnify and hold harmless the Buyer Indemnified Parties, on the one hand, and the Buyer to indemnify and hold harmless the Sellers Indemnitees for their Damages pursuant to an indemnification claim (under than under Section 10.2.3), shall only apply after such Losses exceed One Hundred Fifty Thousand Dollars ($150,000) in the aggregate (the “Deductible”), after which, the Buyer Indemnitees shall be entitled to recover the full amount of any and all such Damages in excess of the Deductible. In no event shall the Seller’s indemnification obligations under this Article X exceed One Million Dollars ($1,000,000) (the “Cap”); provided, that Damages that are based on the fraud of Seller or on breaches of the representations of Seller in Sections 4.1 and 4.2 hereof (the “Excluded Claims”) shall not be subject to the Cap; provided, further, that the Seller’s aggregate obligation for all Damages, including any Damages from Excluded Claims, shall not exceed the Purchase Price. The Buyer acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to this transaction. The Buyer further acknowledges that, to the extent the Buyer, or any of the Buyer’s advisors, agents, consultants or representatives, by reason of such due diligence and investigation or otherwise, knew that any representation and warranty made herein by the Seller is inaccurate or untrue, this constitutes a release and waiver of any and all actions, claims, suits, damages or rights to indemnity, at law or in equity, against the Seller by the Buyer arising out of breach of that specific representation and warranty (but not with respect to every representation or warranty made within the same section or paragraph). Nothing herein shall be deemed to limit or waive the Buyer’s rights against the Seller arising out of any other representation and warranty made herein by the Seller.
ARTICLE XI
MISCELLANEOUS
11.1 Amendment and Modification. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by Buyer and Seller in writing.

11.2 Assignment. No party may assign its rights or obligations under this Agreement prior to the Closing Date without the prior written consent of the other party.
11.3 Termination.
11.3.1 Anything to the contrary herein notwithstanding, this Agreement may be terminated and the transactions contemplated hereby may be abandoned:
(a) by the mutual written consent of Buyer and Seller at any time prior to the Closing Date;
(b) by either Buyer or Seller at any time prior to the Closing Date if there shall be a pending or threatened action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Shares to Buyer or any other transaction contemplated hereby, or which might affect the right of Buyer to own the Shares and which, in the judgment of Buyer or Seller (as applicable), makes it inadvisable to proceed with the transactions contemplated by this Agreement;
(c) by Buyer in the event of a material breach by Seller prior to Closing of any provision of this Agreement, which breach is not remedied by Seller within 30 days after receipt of notice thereof from Buyer;
(d) by Seller in the event of a material breach by Buyer prior to Closing of any provision of this Agreement, which breach is not remedied by Buyer within 30 days after receipt of notice thereof from Seller; or
(e) by either Buyer or Seller if, through no fault of or breach by the party that desires to terminate this Agreement, the conditions precedent to the obligations of such party hereunder have not been met or waived and the Closing has not taken place by May 31, 2011.
If this Agreement is terminated pursuant to Section 10.3.1(a) or 10.3.1(e), no party shall have any liability for any costs, expenses, loss of anticipated profit or any further obligation for breach of warranty or otherwise to any other party to this Agreement. Any termination of this Agreement pursuant to Sections 10.3.1(b), 10.3.1(c), or 10.3.1(d) shall be without prejudice to any other rights or remedies of the respective parties.
11.3.2 The risk of any loss to the assets and properties of Seller and all liability with respect to injury and damage occurring in connection therewith shall be the sole responsibility of Seller until the Closing is consummated.
11.4 Binding Effect; Survival; Waiver, Etc. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives. All of the terms, provisions, covenants, representations, warranties and conditions of this Agreement shall survive the Closing only to the extent set forth herein and shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. This Agreement is for the sole benefit of the undersigned parties hereto and is not for the benefit of any third party.

11.5 Entire Agreement. This Agreement and the Exhibits and Disclosure Schedule contain the entire agreement and understanding of the parties hereto with respect to the purchase of the Shares and the other transactions contemplated herein, and supersede all prior verbal or written understandings, arrangements and agreements of the parties with respect to the subject matter hereof agreement, but excluding any existing Confidentiality Agreement by and between Buyer and Seller. Any reference herein to this Agreement shall be deemed to include the Disclosure Schedule and Exhibits attached hereto. The parties agree that (a) they have fully informed themselves of the terms, contents, conditions and effects of this Agreement and have consulted legal counsel of their choice in connection with this Agreement and (b) in entering into this Agreement, they are not relying upon any representations, promises or statements not expressly stated in this Agreement and hereby disclaim any and all reliance upon such representations, promises and/or statements in executing this Agreement.
11.6 Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement or affect the meaning or interpretation of this Agreement in any way.
11.7 Execution in Counterpart. Separate copies of this Agreement may be signed by the parties hereto, with the same effect as though all of the parties had signed one copy of this Agreement. Signatures received by facsimile or via other electronic transmission system shall be accepted as original signatures.
11.8 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when received if delivered personally, delivered by Federal Express or other courier service, or sent by facsimile or other electronic transmission system, as follows:
If to Seller:
First Physicians Capital Group, Inc.
9663 Santa Monica Blvd., #959
Beverly Hills, CA 90210
Attn: David Hirschhorn
Tel No.: (310) 860-2501
Fax No.: (310) 860-1854

with a copy to:
Duane Morris LLP
30 S. 17th St.
Philadelphia, PA 19103
Attn: C. Mitchell Goldman, Esq.
Tel No.: (215) 979-1000
Fax No.: (215) 689-2407
If to Buyer:
Foundation HealthCare Affiliates
14000 N. Portland
Oklahoma City, OK 73134
Attn: Robert M. Byers
Tel No.: (405) 608-1702
Fax No.: (405) 608-1802
with a copy to:
McAfee & Taft A Professional Corporation
211 N. Robinson Ave.
Two Leadership Square, 10th Floor
Attn: Elizabeth D Tyrrell, Esq.
Tel No.: (405) 235-9621
Fax No.: (405) 228-7417
All notices, demands or requests by personal delivery shall be effective and deemed served upon receipt thereof. All notices, demands and requests sent by mail shall be effective and deemed served three days after being deposited in the United States mail. All notices, demands and requests sent by overnight delivery service shall be effective and deemed served on the day after being deposited with such overnight delivery service. All notices, demands and requests sent by facsimile or via other electronic transmission system shall be effective and deemed served on the date of the facsimile or other electronic transmission confirmation.
11.9 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma. Buyer and Seller each hereby submits to the jurisdiction of any state or federal court sitting in Oklahoma County, Oklahoma in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of Buyer and Seller waives any defense of inconvenient forum to the maintenance of any action or proceeding brought in any of said courts. Any process against the Buyer or Seller in, or in connection with, any proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby may be served on them personally or by certified mail at the address set forth in Section 10.8 with the same effect as though served on them personally.

11.10 Interpretation of Agreement. The parties hereto acknowledge and agree that this Agreement has been negotiated at arm’s length and between parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties as set forth in this Agreement.
11.11 Severability. In the event that any one or more of the provisions of this Agreement shall be held or otherwise found to be invalid, illegal or unenforceable, all other provisions hereof shall be given effect separately there from and shall not be affected thereby.
11.12 Attorneys’ Fees. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in any final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys’ fees incurred therein by the successful party or parties (including without limitation such costs, expenses and fees on any appeal or in connection with any bankruptcy proceeding), and if the successful party recovers judgment in any such action or proceeding, the costs, expenses and attorneys’ fees shall be included in and as part of such judgment.
11.13 Compliance. Each party shall comply with all laws, rules and regulations that may be applicable to its respective activities and responsibilities under this Agreement. The parties enter into this Agreement with the intent of conducting their relationship in full compliance with applicable laws, including, but not limited to, the Medicare and Medicaid Anti-Kickback Statute and the federal Stark Law. Neither party nor their affiliates will intentionally conduct itself under the terms of this Agreement in a manner as to constitute a violation of the Anti-Kickback Statute, the Stark Law or any other applicable laws. The Purchase Price to be paid by Buyer to Seller for the purchase of the Shares hereunder has been determined through good faith and arms-length bargaining and consistent with the fair market value opinion provided by an independent valuation expert. No amount paid by Buyer to Seller hereunder is intended to be a payment for referrals or other business and nothing contained in this Agreement shall require (directly or indirectly, explicitly or implicitly) any party or its affiliates to refer or direct any patients or other business to the other party or its affiliates. The parties shall carry out this Agreement in accordance with the provisions of the Health Insurance Portability and Accountability Act of 1996, and associated regulations promulgated thereunder (“HIPAA”) and will work together cooperatively to ensure that any use and disclosure of protected health information related to the transactions contemplated herein is in accordance with HIPAA and other applicable law.
11.14 Time. If the last day of any time period falls on a Saturday, Sunday, or legal holiday, then the duration of the time period shall be extended to the next succeeding day that is not a Saturday, Sunday, or legal holiday. Time is of the essence of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.

BUYER:	SOUTHERN PLAINS ASSOCIATES II, LLC
By
Name
Title

SELLER:	RURAL HOSPITAL ACQUISITION, L.L.C.
By
Name
Title
Signature Page to Stock Purchase Agreement

EXHIBIT A
PROMISSORY NOTE
(See Attached)

EXHIBIT B
GUARANTY AGREEMENT (BUYERS)
(See Attached)

EXHIBIT C
GUARANTY AGREEMENT (COMPANY)
(See Attached)